Exhibit 99.1

XenoPort Reports Third Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--November 5, 2008--XenoPort, Inc. (Nasdaq:XNPT) announced today financial results for the third quarter and nine months ended September 30, 2008. Revenues for the third quarter were $4.9 million, compared to $35.4 million for the same period in 2007. Net loss for the third quarter was $24.1 million, compared to net income of $15.6 million for the same period in 2007. At September 30, 2008, XenoPort had cash, cash equivalents and short-term investments of $125.1 million.

Pipeline Update

Since the start of the third quarter, XenoPort or its partners have advanced the development of XenoPort’s product candidates as follows:

  GlaxoSmithKline, or GSK, filed a new drug application, or NDA, with the Food and Drug Administration, or FDA, for Solzira™ (the U.S. trademark for XP13512) as a potential treatment for moderate-to-severe restless legs syndrome, or RLS. XenoPort expects to receive related milestone payments of $23 million in the aggregate from GSK and Astellas Pharma Inc. in the fourth quarter.
  GSK completed enrollment in a U.S.-based Phase 2 clinical trial of Solzira in subjects with painful diabetic neuropathy, or PDN.
  GSK initiated a Phase 2b clinical trial of Solzira as a potential prophylactic treatment for migraine headaches.
  GSK initiated a Phase 3b polysomnography clinical trial of Solzira in RLS subjects with the objective of exploring further the potential sleep benefits of Solzira.
  A Phase 2 clinical trial of XP13512 in Japanese subjects with PDN conducted by Astellas has been terminated based on the results of a planned interim analysis. An independent data monitoring committee determined that continuation of the study was not likely to demonstrate a statistically significant advantage of XP13512 over placebo on the primary endpoint of the study. There were no safety concerns identified in the interim analysis. Astellas and XenoPort plan to evaluate all available data prior to determining the future development strategy for XP13512 in PDN patients in Japan.
  Astellas completed enrollment of its Phase 2 clinical trial of XP13512 in RLS patients in Japan.
  XenoPort completed enrollment in a Phase 2 clinical trial of XP19986 as a potential treatment for gastroesophageal reflux disease, or GERD. Top-line results of this trial are expected by the end of this year.
  XenoPort announced its plans to initiate later this year a Phase 2 clinical trial of XP19986 in patients with acute back spasms of neuromuscular origin.
  XenoPort initiated a Phase 1 clinical trial in healthy subjects designed to assess the pharmacokinetics and safety/tolerability of two new formulations of XP21279 compared to oral L-Dopa. Results of this trial are expected in the first quarter of 2009.
  Xanodyne Pharmaceuticals, Inc. reported preliminary positive results from two Phase 3 clinical trials testing XP12B, its sustained-release tranexamic acid product candidate for the treatment of menorrhagia, or excessive menstrual bleeding. Pursuant to the terms of the license agreement with Xanodyne, XenoPort would be eligible to receive escalating, single-digit royalties on the potential future sales of XP12B. In addition, under the terms of the agreement, Xanodyne has exclusive U.S. rights to develop and commercialize XP21510, which is XenoPort’s Transported Prodrug of tranexamic acid. In October, XenoPort received the final $6 million payment of an aggregate $12 million up-front payment from Xanodyne.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We are pleased to report the significant advancement of our development programs since the start of the third quarter. The filing of the Solzira NDA for RLS was the culmination of a tremendous effort by XenoPort and GSK. We are also pleased with the progress that both GSK and Astellas have made in the further development of XP13512 in their respective territories. We anticipate results from many of these clinical trials in 2009. We are disappointed that the efficacy results from the interim analysis of the Astellas PDN trial indicated that the study should be stopped. However, we believe that the data from this trial will be valuable in understanding the impact of demographics and baseline characteristics on the magnitude of placebo and XP13512 effects in Japanese patients with PDN. Understanding these factors is important, as there have been no reports of large, placebo-controlled studies conducted in Japan that use pain as an endpoint in this PDN patient population.”

Barrett continued, “The remainder of our pipeline continues to advance as planned. As we look forward, we believe that the results from the various trials of XP19986 and XP21279, in addition to the results of multiple trials of XP13512, should provide important information about the potential of these three product candidates to help patients with RLS, neuropathic pain, GERD, spasticity, acute back spasms and Parkinson’s disease.”

XenoPort Third Quarter and Nine-Month Financial Results

Revenues for the third quarter of 2008 were $4.9 million, compared to $35.4 million for the same period in 2007. Revenues for the nine months ended September 30, 2008 were $31.4 million, compared to $88.1 million for the same period in 2007. The decrease in revenues for the third quarter of 2008 compared to the same quarter in the prior year was the result of a decrease in the recognition of revenues related to up-front and milestone payments under our GSK agreement. The decrease in revenues for the nine months ended September 30, 2008 compared to the same period in 2007 was the result of a decrease in the recognition of revenues related to up-front and milestone payments under our GSK and Astellas agreements, partially offset by revenue recognized under our Xanodyne agreement.

Research and development expenses for the third quarter of 2008 were $23.7 million, compared to $16.8 million for the same period in 2007. Research and development expenses for the nine months ended September 30, 2008 were $60.9 million, compared to $54.5 million for the same period in 2007. The increase in research and development expenses in the third quarter and nine months ended September 30, 2008 compared to the same periods in 2007 was principally due to increased development activities for XP19986, increased preclinical development activities and increased personnel costs resulting from increased headcount and increased non-cash stock-based compensation, partially offset by decreased costs for the clinical development of Solzira.

General and administrative expenses were $6.5 million for the third quarter of 2008, compared to $4.5 million for the same period in 2007. General and administrative expenses were $18.5 million for the nine months ended September 30, 2008, compared to $13.1 million for the same period in 2007. The increase in general and administrative expenses in the third quarter and nine months ended September 30, 2008 compared to the same periods in 2007 was primarily due to increased personnel and related costs resulting from an increase in headcount and increased non-cash stock-based compensation.

Net loss for the third quarter of 2008 was $24.1 million, compared to net income of $15.6 million for the same period in 2007. Net loss for the nine months ended September 30, 2008 was $43.8 million, compared to net income of $25.7 million for the same period in 2007. Net loss per diluted share was $0.96 in the third quarter of 2008 versus net income per diluted share of $0.60 for the same period in the prior year. For the nine-month period ended September 30, 2008, net loss per diluted share was $1.74 versus net income per diluted share of $1.00 for the same period in 2007.

Due to the recognition of revenues from up-front and milestone payments from our collaborations with GSK and Astellas, XenoPort was profitable in the third quarter and nine months ended September 2007 and may have profitable quarters from time to time. However, while recognition of revenues from our collaborations resulted in a profitable year for 2007, we continue to expect to incur losses for the next several years.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 68806524.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reference number to enter the replay of the call is 68806524. Dial-in access to the replay of the call will be available for approximately one week, and the Internet replay of the call will be available for approximately one month following the live call.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort is developing its lead product candidate in partnership with Astellas Pharma Inc. and GlaxoSmithKline. GlaxoSmithKline has filed with the FDA an NDA for this product candidate, known as Solzira™ in the United States, for the treatment of RLS. XenoPort’s product candidates are also being studied for the potential treatment of GERD, migraine headaches, neuropathic pain, spasticity related to spinal chord injury, acute back spasms and Parkinson’s disease.

To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to XenoPort’s and GSK’s future clinical development of Solzira and the timing thereof; the receipt of future milestone payments or royalties under XenoPort’s collaborative agreements and the timing thereof; Astellas’ future clinical development programs for XP13512 and the timing thereof; XenoPort’s future clinical development programs for XP19986 and XP21279 and the timing thereof; the release of additional clinical trial data and the timing thereof; the therapeutic and commercial potential of XP13512, XP19986 and XP21279; the suitability of XP13512 as a treatment for neuropathic pain; the suitability of XP19986 as a treatment for GERD, spasticity and acute back spasms; the suitability of XP21279 as a treatment for Parkinson’s disease; future profitability; and XenoPort’s and its partners’ future clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “expects,” “would,” “should,” “plans,” “will,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertain results of clinical trials; XenoPort’s or its partners’ ability to successfully conduct clinical trials for XP13512, XP19986 and XP21279 in the anticipated timeframes, or at all; the uncertainty of the FDA approval process and other regulatory requirements; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of its compounds. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the Securities and Exchange Commission on August 7, 2008. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort and Transported Prodrug are trademarks of XenoPort, Inc.

Solzira is a U.S. trademark of GSK.

XNPT2F

XENOPORT, INC.

BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2008	2007
	(In thousands)
Current assets:
Cash and cash equivalents	$21,730	$17,961
Short-term investments	103,359	142,180
Accounts receivable	1,972	1,392
Other current assets	5,023	2,682
Total current assets	132,084	164,215
Property and equipment, net	11,123	6,791
Long-term assets and other	1,912	1,871
Total assets	$145,119	$172,877
Current liabilities:
Current liabilities	$29,146	$25,354
Current borrowings	19	176
Total current liabilities	29,165	25,530
Other noncurrent liabilities	20,910	21,810
Stockholders’ equity:
Common stock	25	25
Additional paid-in capital and other	314,896	301,575
Accumulated deficit	(219,877)	(176,063)
Total stockholders’ equity	95,044	125,537
Total liabilities and stockholders’ equity	$145,119	$172,877

XENOPORT, INC.

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007
	(In thousands, except per share amounts)
Revenues:
Collaboration revenue	$4,863	$35,425	$31,381	$88,061
Total revenues	4,863	35,425	31,381	88,061
Operating expenses:
Research and development[1]	23,709	16,788	60,869	54,514
General and administrative[1]	6,537	4,459	18,485	13,053
Total operating expenses	30,246	21,247	79,354	67,567
Income (loss) from operations	(25,383)	14,178	(47,973)	20,494
Interest income	909	2,208	3,934	6,141
Interest and other expenses	(29)	(44)	(165)	(145)
Income (loss) before income taxes	$(24,503)	$16,342	$(44,204)	$26,490
Income tax provision (benefit)	(390)	748	(390)	748
Net income (loss)	$(24,113)	$15,594	$(43,814)	$25,742
Basic net income (loss) per share	$(0.96)	$0.63	$(1.74)	$1.04
Diluted net income (loss) per share	$(0.96)	$0.60	$(1.74)	$1.00
Shares used to compute basic net income (loss) per share	25,215	24,856	25,135	24,720
Shares used to compute diluted net income (loss) per share	25,215	26,156	25,135	25,818

[1] Includes employee non-cash stock-based compensation as follows:

Research and development	2,116	1,254	5,669	3,712
General and administrative	1,747	1,071	4,764	2,798
Total stock-based compensation expense	$3,863	$2,325	$10,433	$6,510

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com